    As filed with the Securities and Exchange Commission on April 25, 2001
                                                     Registration No.  333-_____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ______________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                                  NTELOS Inc.
            (Exact Name of Registrant as Specified in Its Charter)

             Virginia                               4813                         54-1443350
   (State or Other Jurisdiction         (Primary Standard Industrial          (I.R.S. Employer
 of Incorporation or Organization)         Classification Number)          Identification Number)

                          401 Spring Lane, Suite 300
                                 P.O. Box 1990
                          Waynesboro, Virginia 22980
                                (540) 946-3500
              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           _________________________

                             Michael B. Moneymaker
     Sr. Vice President, Chief Financial Officer, Treasurer and Secretary
                          401 Spring Lane, Suite 300
                                 P.O. Box 1990
                          Waynesboro, Virginia 22980
                                (540) 946-3500
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent For Service)

                                  Copies to:
                                David M. Carter
                               Hunton & Williams
                          600 Peachtree Street, N.E.
                            Atlanta, Georgia 30308
                                (404) 888-4246
                          (404) 888-4190 (facsimile)
                           _________________________

     Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [_] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of Each Class of Securities      Amount to be          Proposed Maximum           Proposed Maximum            Amount of
     to be Registered                   Registered        Offering Price Per Note   Aggregate Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
13.5% Subordinated Notes due            $95,000,000                 100%                   $95,000,000              $23,750
 2011                               principal amount at
                                          maturity
================================================================================================================================

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED APRIL 25, 2001

--------------------------------------------------------------------------------

                              P R O S P E C T U S

--------------------------------------------------------------------------------

                                  $95,000,000
                               _________________

                                  NTELOS Inc.
                       13.5% Subordinated Notes due 2011
                               _________________

     This prospectus relates to the sale from time to time for the account of a certain holder (the "Selling Securityholder") of 13.5% Subordinated Notes due 2011 of NTELOS Inc. in an aggregate principal amount at maturity of up to $95,000,000. The notes were issued in a private placement on July 26, 2000. We will not receive any of the proceeds from the sale of any of the notes by the Selling Securityholder.

     On July 26, 2000, we issued $95,000,000 aggregate principal amount of the 13.5% Subordinated Notes due 2011 under an Indenture dated July 26, 2000 (the "Indenture"). All of the $95,000,000 aggregate principal amount of 13.5% Subordinated Notes due 2011 are being offered hereunder. All of the 13.5% Subordinated Notes due 2011 will be treated as a single series under the Indenture and will trade with all other 13.5% Subordinated Notes due 2011.

     The notes are subordinated unsecured obligations. The notes are subordinated in right of payment with our existing and future senior indebtedness, including our direct borrowings under our new senior credit facility, and will rank junior to all of our future secured debt. The notes are also effectively subordinated to all of the liabilities of our subsidiaries. The notes will mature on February 15, 2011. We will pay interest on the notes on February 15 and August 15 of each year, beginning on February 15, 2001.

     We may redeem any of the notes beginning on August 15, 2005. The initial redemption price is 106.75% of their principal amount, plus accrued interest. The redemption price will decline ratably each year after 2005 and will be 100% of the principal amount, plus any accrued interest, beginning on August 15, 2008.

     In addition, before August 15, 2003, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds from public equity offerings at 113.5% of their principal amount, plus any accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the Indenture remains outstanding. See "Description of Notes" on page 23.

     This prospectus includes additional information on the terms of the notes, including redemption and repurchase prices, covenants and events of default.

   Investing in the notes involves a high degree of risk.  See "Risk Factors"
                              beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The notes may be sold from time to time to purchasers directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer the notes through underwriters, dealers or agents, on terms to be determined at the time of the sale. To the extent required, the specific notes to be sold by the Selling Securityholder, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholder from the sale of the notes will be the purchase price of the notes sold less the aggregate agents' or dealers' commissions and underwriters' discounts, if any. See "Plan of Distribution" on page 63.

     The Selling Securityholder and any agents, dealers or underwriters that participate with the Selling Securityholder in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act (as defined herein), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

              The date of this prospectus is ________  __, 2001.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE NOTES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES AND IT IS NOT SOLICITING ANY OFFER TO BUY THE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----
Where to Find More Information.........................................     3
Forward-Looking Statements.............................................     5
Certain Definitions....................................................     6
The Company............................................................     7
Use of Proceeds........................................................     9
Consolidated Ratios of Earnings to Fixed Charges.......................     9
Risk Factors...........................................................     9
Description of Senior Indebtedness.....................................    21
Description of the Notes...............................................    23
Material United States Federal Income Tax Considerations...............    57
Selling Securityholder.................................................    62
Plan of Distribution...................................................    63
Legal Matters..........................................................    63
Experts................................................................    63

                                ______________

                        WHERE TO FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of agreements and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents, which can be found as either exhibits to the registration statement or exhibits to other filings we have made. This prospectus incorporates important business and financial information about NTELOS that is not included in or delivered with this document.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning NTELOS at the offices of The Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     NTELOS incorporates by reference the documents (or portions thereof) listed below. Some of these filings have been amended by later filings, which also are listed. NTELOS may be required by the Securities and Exchange Commission to file other documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the completion of this offer. These other documents (or portions thereof) will be deemed incorporated by reference in this prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this prospectus concerning the provisions of any document (or portions thereof) filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

     You should rely only on the information incorporated by reference or provided in this prospectus, dated ______ __, 2001. You should not assume that the information in this prospectus is accurate as of any date other than that date.

     We also incorporate by reference additional documents (or portions thereof) that may be filed with the Securities and Exchange Commission between the date of this prospectus and the completion of this offer. The following documents (or portions thereof) are hereby incorporated by reference into this prospectus.

Securities and Exchange Commission Filings of NTELOS Inc.
(formerly CFW Communications Company) (File No. 0-16751)               Period/Filing Date
-------------------------------------------------------                ------------------
Prospectus filed pursuant to Rule 424(b) (for purposes of              November 9, 2000
 incorporating the financial statements listed below)
 PrimeCo Personal Communication, L.P., Richmond Major Trading Area
   Audited Financial Statements
   Unaudited Interim Financial Statements
 Virginia PCS Alliance, L.C.
   Audited Financial Statements
   Unaudited Interim Financial Statements
Definitive Proxy Statement                                             March 30, 2001
Annual Report on Form 10-K                                             Fiscal year ended December 31, 2000
Current Report on Form 8-K                                             January 24, 2001
Current Report on Form 8-K                                             February 13, 2001
Current Report on Form 8-K                                             April 25, 2001

     Documents incorporated by reference are available from us without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request from us in writing or by telephone at the following address:

                                  NTELOS Inc.
                          401 Spring Lane, Suite 300
                                P. O. Box 1990
                          Waynesboro, Virginia 22980
                          Attn: Michael B. Moneymaker
                                (540) 946-3500

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference into this prospectus contain various "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business. These forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by us or on our behalf, including, among other things:

     . changes in industry conditions created by federal and state legislation and regulations;

     .    successful integration of acquisitions;

     . the achievement of build-out, operational, capital, financing and marketing plans relating to deployment of PCS services;

     . retention of our existing customer base and service levels and our ability to attract new customers;

     . continuation of economic growth and demand for wireless and wireline communications services;

     .    rapid changes in technology;

     . the competitive nature of the wireless telephone and other communications services industries;

     .    adverse changes in the roaming rates we charge and pay;

     . the capital intensity of the wireless telephone business and our debt structure;

     . our substantial debt obligations and our ability to service those obligations;

     .    the cash flow and financial performance of our subsidiaries;

     . restrictive covenants and consequences of default contained in our financing arrangements;

     . our opportunities for growth through acquisitions and investments and our ability to manage this growth;

     . the level of demand for competitive local exchange services in smaller markets;

     .    our ability to manage and monitor billing; and

     .    possible health effects of radio frequency transmission.

     Words and phrases such as "expects," "estimates," "intends," "plans," "believes," "projection," "will continue" and "is anticipated" are intended to identify forward-looking statements.

     The results referred to in forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. We are not obligated to update or revise any forward-looking statements or to advise of changes in the assumptions on which they are based, whether as a result of new information, future events or otherwise. All forward-looking statements should be viewed with caution.

     This prospectus includes statistical data and forecasts concerning the communications industry that we obtained from industry publications. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. Forecasts of developing industries, such as ours, are not based upon sophisticated analyses of a substantial amount of historical data as is the case for more mature industries. Often, interviews with corporate leaders in developing industries, such as ours, form the basis for much statistical data and forecasts. Thus, statistical data and forecasts for developing industries, such as ours, are much less likely to be accurate. We also have not sought the consent of any of these sources to refer to their data in this prospectus.

                              CERTAIN DEFINITIONS

     Except where otherwise indicated, the terms "NTELOS," "NTELOS Inc.," the "Company," "our company," "us," "our" and "we" as used in this prospectus refer to NTELOS Inc. and its subsidiaries on a consolidated basis, except where it is made clear that such term means only NTELOS Inc., such as in "DESCRIPTION OF THE NOTES." The term "pops" as used in this prospectus refers to the population of a market, derived from, except where otherwise indicated, the Kagan's 1999 Cellular/PCS POPs Book, which is published by Paul Kagan Associates, Inc., a leading independent media and communications association. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holder.

     The term "Transactions" as used in this prospectus refers to the following transactions that have recently been completed:

     . the issuance and sale of $375 million of debt securities, consisting of: $280,000,000 aggregate amount of 13.0% Senior Notes due 2010, 280,000 warrants to purchase 1.8 shares of our common stock, and $95,000,000 of 13.5% Subordinated Notes due 2011;

     .    the borrowings under the new senior credit facility;

     .    the repayment of our existing senior indebtedness;

     .    the issuance and sale of our Series B and Series C Preferred Stock;

     . our acquisition of the digital wireless operations of PrimeCo PCS, L.P. in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia markets, which we refer to in this prospectus as Richmond-Norfolk PCS;

     .    our merger with R&B Communications, Inc.;

     . our acquisition of personal communications services, or PCS, licenses from AT&T and disposition of wireless communications services, or WCS, licenses to AT&T;

     . our consolidation of Virginia PCS Alliance, L.C. ("Virginia Alliance") and West Virginia PCS Alliance, L.C. ("West Virginia Alliance"), or the Alliances, through which we conduct our PCS operations;

     . the dispositions of our partnership interest in Virginia RSA 5 Limited Partnership ("RSA5") and the analog cellular operations and assets of our Virginia RSA 6 Cellular Limited Partnership ("RSA6"); and

     .    the disposition of our directory assistance operations.

                                  THE COMPANY

Overview

     We are a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina. We own our digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end- to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies. As of December 31, 2000, we had approximately 168,400 wireless subscribers, approximately 54,300 installed incumbent local exchange carrier access lines, which we refer to throughout this propsectus as ILEC, and competitive local exchange carrier access lines, which we refer to throughout this prospectus as CLEC.

     Our business encompasses both wireless and wireline communications services:

     . Wireless. Our wireless business consists primarily of digital PCS services, which we offer in Virginia, West Virginia, North Carolina and Kentucky. We complement our wireless voice services with wireless Internet and data services. Our PCS network utilizes digital CDMA technology, which provides high bandwidth capacity at comparatively low cost and can be upgraded to support enhanced capabilities. We believe that the combination of our CDMA technology, our bandwidth capacity and the LMDS and MMDS wireless spectrum that we own positions us to capitalize on opportunities in the growing wireless data market. As of December 31, 2000, we owned licenses covering approximately 8.5 million pops (and had pending licenses for 2.5 million additional pops pursuant to an exchange agreement with AT&T) and provided PCS services to approximately 168,400 subscribers.

     . Wireline. We provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 104-year-old local telephone company. As of December 31, 2000, our ILEC had approximately 39,700 residential and business access lines installed. As a CLEC, we serve nine markets in three states and intend to continue our expansion into contiguous and other nearby markets. Since commencing CLEC operations in mid-1998, we have grown our number of installed business access lines to approximately 14,600, as of December 31, 2000. In addition, we provide wireline

          Internet access through a local presence in Virginia, West Virginia, Tennessee and North Carolina. We offer high-speed data services, such as dedicated service and DSL, and dial-up services in a growing number of markets within these four states. As of December 31, 2000, our Internet customer base totaled approximately 59,200 dial-up subscribers and 1,600 DSL subscribers.

     Our wireless and wireline businesses are supported by our fiber optic network, which currently includes 1,700 route-miles. This network gives us the ability to originate, transport and terminate much of our customers' communications traffic in many of our service markets. We also use our network to back-haul communications traffic for our retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. Our fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

Recent Developments

     We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. In connection with our expansion, we have received additional equity investments. We are also divesting non-strategic assets. Transactions that were completed in 2000 and 2001 include:

     .    changing our legal name to NTELOS Inc.;

     .    acquisition of Richmond-Norfolk PCS;

     .    acquisition of a controlling interest in the Virginia Alliance;

     . our merger with R&B Communications, an integrated communications provider in a geographic market contiguous to ours, which gave us a controlling interest in the West Virginia Alliance;

     . equity investments from Welsh Carson Anderson & Stowe and its affiliates ("WCAS") and affiliates of Morgan Stanley & Co. Incorporated;

     . acquisition of certain PCS licenses from AT&T that added 2.5 million pops in certain markets in Pennsylvania;

     . sales of our membership interest in RSA5, our RSA6 wireless analog operations and assets, our directory assistance operations and communications tower sites; and

     .    arrangement of a new senior credit facility.


     We are a Virginia corporation with principal executive offices located at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. Our telephone number is
(540) 946-3500, and our Web site is http://www.ntelos.com. The information on our Web sites is not incorporated by reference into this prospectus. Our common stock is traded through the facilities of the Nasdaq Stock Market under the symbol "NTLO."

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the sale of the notes offered by this prospectus.


               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following are our consolidated ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and stock dividend requirements for each of the periods indicated:

                                             Year Ended
                                            December 31,
                           ----------------------------------------------------

                                2000        1999      1998      1997       1996
                                ----        ----      ----      ----       ----
    Ratio of Earnings
    to Fixed Charges:           1.3X        6.7X      7.0X      7.2X       7.3X

     The ratio of earnings to fixed charges is computed by dividing income before taxes, income and losses from equity investments, minority interests and fixed charges other than capitalized interest by fixed charges. Fixed charges consists of interest charges, amortization of debt expenses and discount related to indebtedness, whether expensed or capitalized, and that portion of rental expenses we believe to be representative of interest (estimated to be one-third of rental expense). On a pro forma basis, giving effect to the Transactions, as described above, our earnings would have been insufficient to cover fixed charges by approximately $126.6 million for the year ended December 31, 1999 and $137.0 million for the year ended December 31, 2000.


                                 RISK FACTORS

     Before investing in the notes, you should carefully consider the following factors and other information in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations and our ability to make payments on the notes could be materially adversely affected by any of the following risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below or elsewhere.

Risks Relating to an Investment in the Notes

     Our significant interest expenses will limit our cash flow and could adversely affect our operations and our ability to make full payment on your notes.

     We have a significant level of debt and interest expenses. As of December 31, 2000, we had approximately $556 million of indebtedness. We also have the ability to incur $150 million of additional debt under our new senior credit facility, subject to certain conditions. In addition, for the year ended December 31, 2000, after giving effect to the Transactions our net interest expense would have been approximately $71.6 million and our earnings would have been insufficient to cover fixed charges by approximately $137.0 million. Further, the indenture governing the notes allows us to incur additional debt under certain circumstances. If we incur additional debt, the related risks that we now face could increase.

     Our substantial indebtedness poses important consequences to you, including the risks that:

     . we will use a substantial portion of our cash flow from operations, if any, to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     . our indebtedness may limit our ability to obtain additional financing on satisfactory terms, if at all;

     . insufficient cash flow from operations may force us to sell assets, restructure or refinance our debt, or seek additional equity capital, which we may be unable to do at all or on satisfactory terms;

     . our level of indebtedness may make us more vulnerable to economic or industry downturns;

     . Indebtedness under the new senior credit facility bears interest at variable rates, which could create higher debt service requirements if market interest rates increase;

     . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, would have a material adverse effect on us; and

     . our debt service obligations increase our vulnerabilities to competitive pressures, as many of our competitors will be less leveraged than we are.

     These risks may directly impact our ability to service our debt obligations, including the notes.

     Because the notes rank below our senior secured and unsecured debt, you may not receive full payment on your notes.

     The payment of principal, premium, if any, interest and additional interest, if any, on the notes will, to the extent set forth in the indenture, be subordinated in right of payment to all of our indebtedness (including under the senior credit facility and senior notes), except any future indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the notes. The senior credit facility is also secured by substantially all of the assets of the Company and our subsidiaries. Consequently, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt (including the lenders under the senior credit facility) will be entitled to be paid in full in cash before any payment may be made with respect to the notes. Because we may not have sufficient funds or assets to pay all creditors, holders of notes may receive less, ratably, than the holders of senior debt. In addition, the payment of principal, premium, if any, interest and additional interest, if any, on the notes will be prohibited in the event of a payment default on any of our senior debt and may be blocked, at the option of the holders of such senior debt, for up to 179 of 180 consecutive days in the event of certain non-payment defaults.

     Before paying principal and interest on the notes, we must first make payments on our existing and future senior secured and unsecured debt, including all outstanding amounts under our new senior credit facility and senior notes. As of December 31, 2000, after giving effect to the Transactions, we would have had approximately $210.8 million of senior secured indebtedness and approximately $280.0 million of senior unsecured debt. We also have the ability to incur $150 million of additional debt under our new senior credit facility, subject to certain conditions.

     Our obligations under the new senior credit facility are secured by substantially all of our assets. If we are unable to repay amounts due on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. In addition, the new senior credit facility and the indenture for the senior notes prohibit us from paying amounts due on the notes, or from purchasing, redeeming or otherwise acquiring the notes, if a default exists under our senior secured or unsecured debt.

     The notes are not secured by any of our assets. If we become insolvent or are liquidated, or if our senior debt is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders and senior noteholders would be entitled to exercise the remedies available to secured lenders and senior noteholders under applicable law. Our bank lenders have a claim on substantially all our assets. The holders of our senior unsecured notes are also entitled to payment in full before the notes. Accordingly, there may be no assets remaining for you or any remaining assets may be insufficient to pay you in full.

     None of our subsidiaries is guaranteeing the notes. All of our direct and indirect subsidiaries are guaranteeing our obligations under our new senior credit facility. In addition, the notes are subordinated in right of payment to all other debt and other liabilities, including the senior notes, trade payables and guarantees, of our subsidiaries. As of December 31, 2000, after giving effect to the Transactions, our consolidated liabilities, excluding the notes offered by this prospectus, were $646.1 million, approximately $164.8 million of which were liabilities of our subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and your resulting rights to participate in those assets, would be effectively subordinated to the claims of our subsidiaries' creditors.

     We depend upon our subsidiaries for the cash flow necessary to service our debt obligations, including the notes.

     The notes are obligations exclusively of NTELOS Inc., which is a holding company. We derive substantially all of our revenues from our operating subsidiaries and do not have significant operations of our own. As a result, we are dependent upon the ability of our subsidiaries to provide us with cash, in the form of dividends, intercompany credits, loans or otherwise, to meet our debt service obligations, including our obligations under the notes. These subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due on the notes or to make any funds available. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual or other restrictions, will depend upon the results of operations of such subsidiaries and may be subject to other business considerations.

     Your rights to be repaid would be adversely affected if a court determined that we issued the notes for inadequate consideration or with intent to defraud our creditors.

     Our ability to repay the notes may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

     .    we issued the notes with intent to delay or defraud any creditor;

     . we contemplated insolvency with a design to prefer some creditors to the exclusion of others; or

     . we issued the notes for less than reasonably equivalent value and were insolvent at the time the notes were originally issued.

     In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other debt to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the notes. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

     The failure of a market to develop could affect your ability to, and the price at which you may, resell your notes.

     The notes will be new issues of securities for which there is no existing trading market. We cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to develop, the notes could trade at a discount from their face value depending on many factors, including prevailing interest rates and the markets for similar securities. In addition, any market-making by the placement agents of the outstanding notes may be limited during any registered offer or the pendency of any resale registration statement and may be discontinued at any time without notice. We do not intend to apply for listing of the notes on any securities exchange. As a result, we cannot assure you that an active trading market will ultimately develop for the notes. The liquidity of, and trading market for, the notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Relating to Us and Our Business

     Our historical operations results are not representative of recent results.

     Our operating results have historically been generated by our ILEC operations, and we have had stable revenues and positive cash flow from operations and EBITDA. In recent years, our cash flows and EBITDA have been negatively impacted by our early stage businesses. This trend has been exacerbated because we acquired additional early stage businesses in the Transactions. In 2000, we generated significant operating losses and experienced a substantial reduction in cash flow from operations. We expect reported operating losses in 2001 to substantially increase as compared to reported operating losses in 2000.

     We may not be able to manage the rapid growth associated with our strategy of growth through acquisitions, which would cause significant strain on our management, financial and other resources.

     As part of our growth strategy, we intend to expand our current business in adjacent areas through acquisitions, including, for example, the R&B Communications merger and our acquisition of Richmond-Norfolk PCS. These transactions impose substantial integration risks on us. We may also engage in other acquisitions, including local and regional Internet service providers, ILEC and CLEC operations, PCS licenses and fiber optic networks. Our ability to engage in acquisitions will depend on our ability to identify attractive acquisition candidates, and if necessary, obtain financing on satisfactory terms. We will also face competition for suitable acquisition candidates, which may increase our costs and limit the number of suitable acquisition candidates. In addition, customers and employees frequently terminate their relationships with acquired companies. After our acquisition of Richmond-Norfolk PCS, we experienced increased customer turnover. Expansion of our operations and the integration of future acquisitions will place a significant strain on our management, financial and other resources and on our systems.

     We face risks that the systems we own and acquire will not perform as we expect. In addition, we may incur unanticipated liabilities or contingencies from acquired companies and we may have reduced earnings due to amortization, increased interest costs and costs related to integration. Our ability to manage future growth will depend upon our ability to:

     .    monitor operations;

     .    control costs;

     . integrate acquired operations, including financial, computer, operating and accounting systems;

     . prevent the attrition of key employees and the loss of significant customers of acquired businesses;

     .    maintain effective quality controls; and

     .    expand our internal management, technical and accounting systems.

     A failure to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

     We face competition in the communications industry generally from competitors with substantially greater resources than us and from competing technologies.

     We operate in an increasingly competitive environment. As an integrated communications provider, we face competition in our business from:

     . competitive local exchange carrier operations (which we refer to in this document as CLEC), including Adelphia, Fibernet and Comscape;

     . incumbent local exchange carrier operations (which we refer to in this document as ILEC), including Verizon and Sprint;

     . Internet service providers, including AOL, EarthLink, PSI Net, and BellSouth;

     . wireless communications providers, including Sprint, AT&T/SunCom, Verizon Wireless and Cellular One;

     .    cable television companies, including Adelphia; and

     .    resellers of communications services and enhanced services providers.

     In addition, we expect that, over time, wireless communications services providers will compete more directly with wireline telephone services providers. We generally compete on the basis of price and service quality.

     Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own telephone network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, we have experienced price competition, which is expected to continue. In each of our service areas, additional competitors could build facilities. If additional competitors build facilities in our service areas, this price competition may increase significantly.

     Many of our competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than we have and greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, we may not be able to compete successfully. We expect that increased competition will result in more competitive pricing. We have already witnessed declining average revenue per subscriber due to two new entrants in the Richmond Major Trading Area in 1999. Companies that have the resources to sustain losses for some time have an advantage over those companies without access to these resources. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets.

     Additionally, many of our competitors have national networks, which enables them to offer long-distance telephone services to their subscribers without imposing additional charges, or incurring any incremental cost. Therefore, some of our competitors are able to offer pricing plans that include "free" long-distance. We do not have a national network, and we must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. Accordingly, we will not be able to provide long-distance services without imposing additional charges on subscribers or subsidizing their long-distance calls and may face a disadvantage in attracting or retaining customers who require long-distance services.

     We also compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio, domestic and global mobile satellite service and third generation, or 3G, wireless technologies. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. Each of the factors and sources of competition discussed above could have a material adverse affect on our business.

     If we are unable to add a sufficient number of new PCS customers to support our PCS business plans and to generate sufficient cash flow to service our debt, we will have to depend significantly on our local telephone operations to generate cash flow.

     Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise capitalize on wireless opportunities. We must increase our subscriber base without excessively reducing the prices we charge to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. Additionally, our business strategy is to establish a PCS presence in new markets and then supplement our PCS services with CLEC and Internet services. This strategy is in the early stages of implementation and is still unproven. We have historically relied significantly on revenues generated by our local telephone operations to grow our business. If our PCS strategy is unsuccessful, we will remain heavily dependent on our local telephone operations to meet our cash flow needs.

     If we fail to raise the capital required to build-out and operate our planned networks, we may experience a material adverse effect on our business.

     We require significant additional capital to build-out and operate planned networks and for general working capital needs. After giving effect to our recent transactions, we expect our capital expenditures for the year 2001 to be between $90 million to $100 million. Our cash flows from operations will not be enough to cover our anticipated capital expenditures. We may require additional and unanticipated funds if we make acquisitions, if there are significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, or if we incur engineering design changes or other technological risks. We will also require additional capital to invest in any new wireless or wireline opportunities, including capital for license acquisition costs. We may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital on favorable terms, or at all. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures at a distressed sale price.

     If we experience a high rate of PCS customer turnover, our costs could increase and our revenues could decline.

     Many PCS providers in the U.S. have experienced a high rate of customer turnover, even when compared to analog cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. We cannot assure you that our strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing costs to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

     Our results of operations may decline if the roaming rates we charge for the use of our network by outside customers decrease or the roaming rates we pay for our customers' usage of third party networks increase.

     We earn revenues from customers of other wireless communications providers who enter our service areas and use our network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and we expect that these declines will continue for the foreseeable future. Similarly, because we do not have a national network, we must pay roaming charges to other communications providers when our wireless customers use their networks. We have entered into roaming agreements with other communications providers that govern the roaming rates that we are permitted to charge and that we are required to pay. If these roaming agreements are terminated, the roaming rates we currently charge may further decrease and the roaming rates that we are charged may increase and, accordingly, our revenues and cash flow may decline.

     Our larger competitors may build networks in our markets, which may result in decreased roaming revenues and severe price-based competition.

     We compete with several wireless providers in each of our markets. Our current roaming partners or other larger wireless providers might build their own digital PCS networks in our service areas. Should this occur, use of our networks for roaming would decrease and our roaming revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in our service areas could introduce significantly higher levels of price competition and reduce our revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. We expect this trend to continue into the foreseeable future. As per-minute rates continue to decline, our revenues and cash flows may be adversely impacted.

     The loss of officers and skilled employees that we depend upon to operate our business and implement our business plans could have a material adverse effect on our business.

     The loss of our key officers could hurt our ability to offer our products and services. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. Additionally, we will rely on the expertise of various R&B and Richmond-Norfolk PCS officers and skilled employees to execute our business plans. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel.

     Continued expansion of our network, services and subscribers could be slowed if we cannot manage our growth.

     We have rapidly expanded and developed our network and geographic areas of operation. Our expansion and development has placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated expansion effectively, which would harm our business, results of operations, financial condition and our ability to make payments on our debt.

     Our further expansion and development will depend on a number of factors, including:

     .    cooperation of the existing local telephone companies;

     .    regulatory and governmental developments;

     .    changes in the competitive climate in which we operate;

     . successful implementation of customer billing, order processing and network management systems;

     . increasing number of customers and changes in their service requirements;

     .    demand for greater data transmission capacity;

     .    availability of financing;

     .    technological developments;

     .    availability of rights-of-way, building access and antenna sites;

     . availability of qualified consultants and contractors to assist in the design and engineering of our network;

     . our ability to hire and retain a sufficient number of qualified employees;

     .    existence of strategic alliances or relationships; and

     .    emergence of future opportunities.

     We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our existing and new employees.

     Failure to maintain billing and customer information systems effectively may adversely affect our ability to bill and receive payments from customers.

     We use sophisticated information and processing systems which are vital to our growth and our ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Billing and information systems have historically been produced by outside vendors. As we continue providing more services, we will need more sophisticated billing and information systems. In addition, we must successfully integrate the billing and information systems of R&B, Richmond-Norfolk PCS and other future acquisitions into our systems. Our failure, or the failure of vendors, to adequately identify all of our information and processing needs or to upgrade systems as necessary could have a material adverse effect on our business. Also, call detail records may not be accurately recorded and customer bills may not be generated promptly or accurately, which could adversely affect our ability to promptly collect on customer balances due to us.

     We must secure unbundled network elements at reasonable rates or our CLEC expansion may be delayed and our quality of service may decline.

     In providing our CLEC services, we interconnect with and use incumbent telephone companies' networks to access our customers. Therefore, we depend upon the technology and capabilities of incumbent telephone companies. Our CLEC operations depend significantly on the quality and availability of the incumbent telephone companies' copper lines and the incumbent telephone companies' maintenance of these lines. We must also maintain efficient procedures for ordering, provisioning, maintaining and repairing lines from the incumbent telephone companies. We may not be able to obtain the copper lines and services we require from the incumbent telephone companies at satisfactory quality levels, rates, terms and conditions. If we fail to do so, it could delay the expansion of our CLEC networks and degrade the quality of our services to our CLEC customers. If these events occur, we will experience a material adverse effect on our CLEC business.

     We also provide a digital subscriber line service, which we refer to in this prospectus as DSL. To provide unbundled DSL-capable lines that connect each end-user to our equipment, we rely on incumbent telephone companies. The Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. Charges for DSL-capable lines and other unbundled network elements may vary based on rates proposed by incumbent telephone companies and approved by state regulatory commissions. Increases in these rates could result in a material adverse effect on our CLEC business.

     Successful expansion of our CLEC operations into new markets is dependent on interconnection agreements, permits and rights-of-way.

     The successful expansion of our CLEC operations will depend, in part, on our ability to implement existing interconnection agreements and enter into and implement new interconnection agreements as we expand into new markets. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, FCC and judicial oversight. We have successfully negotiated interconnection agreements with the ILECs in the areas we serve. These interconnection agreements have fixed terms, however, and several have expired or will expire in the near future. These agreements must be renegotiated or re-arbitrated. We cannot assure you that we will be able to renegotiate existing or enter into new interconnection agreements in a timely manner on terms favorable to us. We must also maintain existing and obtain new local permits, including rights to utilize underground conduit and pole space and other rights-of-way. We cannot assure you that we will be able to maintain our existing permits and rights or obtain and maintain other permits and rights needed to implement our business plan on acceptable terms. Cancellation or non-renewal of our interconnection agreements, permits, rights-of-way or other arrangements could materially adversely affect our business. In addition, the failure to enter into and maintain any required arrangements for a new market may affect our ability to develop that market.

     If we lose our collocation rights or our right to install equipment on towers owned by other carriers or fail to obtain zoning approval for our cell sites, we may have to rebuild our network.

     We currently collocate our cell sites on facilities shared with one or more wireless providers. As we expand our network, we intend to continue to collocate our cell sites. If we are unable to secure future collocation agreements in favorable locations or our current collocation agreements are terminated, we would have to find new sites. Additionally, if our equipment had already been installed we may have to rebuild that portion of our network. Some of the cell sites are likely to require us to obtain zoning variances or local governmental or third party approvals or permits. We may also have to make changes to our radio frequency design as a result of difficulties in the site acquisition process.

     We may have difficulty in obtaining infrastructure equipment required in order to meet our network expansion goals.

     If we are unable to acquire the necessary equipment to expand our fiber optic network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet our expansion goals. The demand for the equipment that we need to construct our fiber optic network is considerable and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have more established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment.

     A substantial increase in fraudulent and/or unbilled use of our network would adversely affect our business operations.

     We incur costs associated with unauthorized use of our network. Fraud could adversely affect our business by increasing interconnection costs, capacity costs, administrative and capital costs, costs incurred for fraud prevention, and payments to other carriers for unbillable fraudulent roaming. If the costs associated with unauthorized use of our wireless network become substantial, we may experience a material adverse effect on our business, prospects, operating results and ability to service our debt.

     The loss of our licenses could adversely affect our ability to provide wireless and wireline services.

     In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If we fail to file for renewal of these licenses or fail to meet any licensing requirements, we could be denied a license renewal and, accordingly, our ability to continue to provide service in that license area would be adversely affected.

     Because we rely heavily on a retail distribution channel, we are subject to risks generally associated with retail operations that could adversely impact our operations and financial condition.

     Our sales strategy utilizes product and service distribution through retail stores and kiosks. We currently own 46 retail stores consisting of related outlets and kiosks. Also, as we expand into new markets, we will continue to open new retail outlets. Accordingly, we must successfully manage various risks associated with retail operations, including inventory management, internal and external theft, the ability to hire and retain qualified and knowledgeable employees, employee turnover and training expenses, collective employee action, and identifying and securing suitable locations. If we can't manage any of these factors successfully, it could have a material adverse impact on our business strategy, operations and financial condition.

Risks Relating to the Communications Industry

     Rapid and significant technological changes in the communications industry may adversely affect us.

     We face rapid and significant changes in technology, and we rely on third parties for the development of and access to new technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to us. We employ code division multiple access, known as CDMA, which is a relatively new technology. CDMA may not provide the advantages expected by us. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require us to change our digital technology which, in turn, may require us to incur substantial costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

     In particular, the wireless communications and Internet industries are experiencing significant technological change, including:

     . an increasing pace in digital upgrades of existing analog wireless systems;

     .    evolving industry standards;

     . the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

     . ongoing improvements in the capacity and quality of digital technology;

     .    shorter development cycles for new products and enhancements; and

     .    changes in end-user requirements and preferences.

     We cannot predict the effect of technological changes on our business. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Our failure to obtain access to this new technology could have a material adverse effect on our business, prospects, operating results and ability to service our debt, including the notes.

     We are subject to a complex and uncertain regulatory environment that may require us to alter our business plans and increase our competition.

     The U.S. communications industry is subject to federal, state and other regulation that is continually evolving. As new communications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation have had, and are likely to have, both positive and negative effects on us and our ability to compete. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access. Although no CLECs have entered our ILEC markets, it is possible that one or more may enter our market to compete for our largest business customers. Federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on our businesses. Further, we cannot assure you that federal, state or local governments will not enact regulations or take other actions that might have a material adverse effect on our business. These changes could materially and adversely affect our business prospects, operating results or our ability to service our debt, including the notes.

     The possible health effects of radio frequency emission may adversely affect the demand for wireless telephone services.

     Media reports have suggested that certain radio frequency emissions from portable wireless telephones may be linked to various health concerns, including cancer, and may interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of wireless telephones, which could have an adverse effect upon our business. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including portable wireless telephones. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices.

     The risks associated with using wireless telephones while driving may lead to increased legislation or liability for accidents, which may have an adverse impact on our operations.

     There may be safety risks associated with the use of portable wireless phones while driving. Concerns over these putative safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service. Furthermore, its possible that government authorities will increase regulations of wireless telephones resulting from these concerns or that wireless telephone companies may be liable for costs or damages associated with these concerns. If new legislation limits our ability to market and sell wireless service or results in decreased demand for our services, or we are held liable for automobile accidents that occur while a driver is using a wireless phone, our operations and financial condition may be adversely impacted.

                      DESCRIPTION OF SENIOR INDEBTEDNESS

Senior Credit Facility

     On July 26, 2000 we entered into an agreement for a $325 million senior, secured credit facility provided by a syndicate of lenders headed by Morgan Stanley Senior Funding, Inc., as administrative agent. This facility is in the form of a $100 million revolving credit facility and $225 million in term loans and term loan commitments, divided into a $50 million Term Loan A, a $100 million Term Loan B and a $75 million Term Loan C. The following is a summary of certain provisions of our new senior secured credit facility. This summary is not complete.

     On July 26, 2000, $150 million of borrowings from the Term Loan B and Term Loan C were used to finance, in part, the acquisition of Richmond-Norfolk PCS and to refinance our existing senior debt and debt of the Virginia Alliance and the West Virginia Alliance to the Rural Telephone Finance Cooperative otherwise known as the RTFC. We also intend to use these borrowings for working capital and general corporate purposes of ours and the Alliances, up to a limit of $250 million in total provided by us to the Alliances.

     The revolving credit facility is repayable in a single payment on the seventh anniversary of closing. Amounts outstanding under Term Loan A at the end of one year are repayable beginning the fourth year after closing in increasing quarterly installments, with a final maturity on the seventh anniversary of closing. Borrowings under Term Loan A are available until July 26, 2001 under the credit agreement. Term Loan B is repayable beginning in the third year after closing in quarterly installments equal to approximately 1% per year of principal during each year through the seventh year, with the entire balance of Term Loan B repayable between the seventh and eighth anniversaries of closing. Term Loan C is repayable in a single payment on the eighth anniversary of closing.

     We may prepay any portion of the senior credit facilities at any time without penalty, except that we must compensate the lenders for any breakage or other reasonable funding costs. We must repay any outstanding loans out of cash we receive from the following events:

     . subject to exceptions for amounts reinvested in our businesses, 100% of proceeds of (1) asset sales and (2) "Extraordinary Events," such as income tax refunds, pension reversions, receipt of certain insurance proceeds, etc.;

     . 100% of proceeds of the issuance of additional debt or equity after the closing; and

     .    50% of excess annual cash flow.

     We may choose to have interest accrue on loans outstanding under the senior credit facilities at rates based on the adjusted prime rate or the fully reserved adjusted London interbank offered rate, or LIBOR, plus an applicable margin. The applicable margin will be (1) in respect of the revolving credit facility and the Term Loan A, (x) for the first six months after the closing date of the credit facility, 3.25% per annum over the LIBOR rate and 2.25% over adjusted prime and (y) thereafter, the applicable percentage per annum may vary depending on our leverage ratio, (2) in respect of the Term Loan B, 4.00% per annum over the LIBOR rate and 3.00% per annum over adjusted prime and (3) in respect of the Term Loan C, 2.75% per annum over the LIBOR rate and 1.75% per annum over adjusted prime. At any time when there is a default under the senior credit facility, the lenders have the right to increase all interest rates by 2% per annum.

     In addition, we must pay (1) an agency fee, (2) commitment fees and (3) letter of credit fees. The agency fee, payable to the administrative agent, is $85,000 a year. The commitment fee is payable periodically on the unused portion of the $100 million revolving credit commitment and during the first year after the closing date on any unused portion of the Term Loan A at a rate equal to between .50% and .75% per annum depending on the amounts drawn under the revolving credit facility and the Term Loan A. Letter of credit fees are payable on the face amount of letters of credit we ask be issued for our account, at a rate equal to the margin over LIBOR that is applicable at the time to revolving credit loans that bear interest based on LIBOR paid proportionately to all lenders, plus an additional .25% for the account of the issuing bank.

     Our obligations under the senior credit facility are secured by substantially all of our assets, including real property. We have pledged to the collateral agent for the lenders' benefit, our equity interests in any subsidiaries, including the Alliances. Our subsidiaries (other than the Alliances) have guaranteed our obligations under the senior credit facility and have also pledged their assets to secure their guarantees. The Alliances have separately guaranteed our obligations to the lenders, to the extent of the amount we have invested or will invest (by loans or in the form of equity) in them from proceeds of the senior credit facility.

     During the term of the senior credit facility, we will also be bound by certain financial covenants, as follows: (1) until December 31, 2002, a maximum ratio of senior debt to total capital, a maximum ratio of total debt to total capital, minimum aggregate service revenues, minimum number of subscribers, and minimum EBITDA; and (2) after December 31, 2002, a maximum total debt to EBITDA, a maximum senior secured debt to EBITDA, a minimum interest coverage ratio and a minimum debt service coverage ratio.

     In addition, we are required to make financial statements and other reports available to the lenders on a regular basis and there are limits on our ability to incur additional debt, to grant liens on our property, to declare dividends or make other distributions to our shareholders, or to repurchase our own stock or prepay other debt, to make capital expenditures or loans to or investments in others, to merge, consolidate, sell and buy assets or acquire other businesses, to engage in transactions with our affiliates (other than subsidiary guarantors) or to amend our certificate of incorporation.

     The senior credit facility provides for customary events of default, including non-payment, breaches of covenants, making misleading or inaccurate representations and warranties, cross-default to certain other debt, certain events of bankruptcy and insolvency, ERISA violations, and change in control.

     In September 2000, we entered into two five-year interest rate swap agreements to modify the interest characteristics on $162.5 million (in the aggregate) of debt under the senior credit facility from a variable rate to a fixed rate basis. These agreements involve our paying an amount based on a fixed interest rate of 6.8% and receiving an amount based on one-month LIBOR variable interest rate (6.6% at December 31, 2000), calculated on a $162.5 million notional amount. The senior credit facility provides for payment of a LIBOR based variable interest rate plus an interest rate ranging from 2.75% to 4.0%, depending on the respective loan tranche. At December 31, 2000, we had $100 million of Term Loan B and $75 million of Term Loan C outstanding. The interest rate swap provided for a fixed rate totaling 10.8% and 9.5% for the Term Loan B and Term Loan C, respectively.

Senior Unsecured Notes

     We have also issued $280,000,000 aggregate principal amount of 13.0% Senior Notes due 2010. These senior unsecured notes are substantially similar in their terms as the subordinated notes described below under "DESCRIPTION OF THE NOTES," except that the senior unsecured notes bear interest at an annual rate of 13.0%, are due in 2010 and are senior in right of payment to the subordinated notes offered hereunder.

                           DESCRIPTION OF THE NOTES

     The notes were issued under an Indenture, dated as of July 26, 2000, between NTELOS Inc., as issuer, and The Bank of New York, as Trustee. The Indenture is an Exhibit to this registration statement and is incorporated herein by reference. The following summary of certain provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. As used in this "DESCRIPTION OF THE NOTES," the term "Company" means NTELOS Inc. and excludes any of its subsidiaries. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions Related to the Indenture" beginning on page 26.

     The following description of the terms of the Indenture governing the notes is a summary. This summary does not restate the Indenture and excludes certain definitions and complex legal terminology contained in the Indenture. While we believe this summary contains all of the information about the Indenture that is important to your decision to purchase the notes, it does not include all of the provisions of the Indenture that you may feel are important. It is the Indenture, and not this summary, that defines your rights as a noteholder. If you would like to read the Indenture in its entirety, you may obtain a copy from us by contacting the Company or from the SEC at the address set forth under "WHERE TO FIND MORE INFORMATION."

General

     The notes are unsecured subordinated obligations of the Company, and will mature on February 15, 2011. Each note bears interest at the rate shown on the front cover of this prospectus from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing February 15, 2001.

     Principal of, premium, if any, and interest on the notes are payable at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, Floor 21-W, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. No service charge is made for any registration or transfer of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described under "Covenants" on page 41 and applicable law, the Company may issue additional notes under the Indenture. The notes offered hereby and any additional notes subsequently issued would be treated as a single class for all purposes under the Indenture.

Optional Redemption

General

     The notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after August 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing August 15, of the years set forth below:

     Year                                             Redemption Price
     ----                                             ----------------
     2005..........................................   106.750%
     2006..........................................   104.500%
     2007..........................................   102.250%
     2008 and thereafter...........................   100.000%

     In addition, at any time prior to August 15, 2003, the Company may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more Public Equity Offerings, at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 113.5%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption and that notice of any such redemption is mailed within 60 days after each such sale of Capital Stock.

Selection

     In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Sinking Fund

     There are no sinking fund payments for the notes.

Subordination of Notes

     The obligations ("Subordinated Obligations") of the Company to make any payment on account of the principal of and premium, if any, and interest on the notes is subordinate and junior in right of payment to all Senior Indebtedness of the Company, of all existing and future Senior Indebtedness including, without limitation, the Company's obligations under the Credit Facility and the indenture governing the senior notes. In the event that the Company defaults in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company and the default is not cured or waived by the holders of Senior Indebtedness, no direct or indirect payment (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the indenture), of Subordinated Obligations will be made. Senior Indebtedness is defined in the indenture generally as all obligations of the Company, whether for principal, premium if any, interest, fees, expenses or other amounts owing under or in respect of any Indebtedness of the Company, other than that which is expressly made pari passu or subordinate to the notes.

     After giving pro forma effect to the Transactions, as of December 31, 2000, the Company and its subsidiaries would have had approximately $210.8 million of indebtedness outstanding (other than the senior notes and the notes). After giving pro forma effect to the Transactions, as of December 31, 2000, the Company and its subsidiaries would have had approximately $210.8 million of secured indebtedness outstanding, as well as $150 million of borrowing availability under the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries. The notes are effectively subordinated to the indebtedness under the Credit Facility to the extent of such security interests. The notes are expressly subordinated to all Senior Indebtedness of the Company, including the senior notes. Holders of Senior Indebtedness have customary blockage rights.

     The Company conducts a substantial portion of its operations through subsidiaries and, therefore, the Company largely depends upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The Company's subsidiaries are not guarantors of the notes and are separate entities, with no obligation to make payments on the notes or to make funds available therefor. Generally, with respect to the assets and earnings of such subsidiaries, priority will be given to claims of the subsidiaries' creditors, including trade creditors, secured creditors, creditors holding indebtedness and guarantees issued by the subsidiaries, and claims of equity holders, if any, of the subsidiaries over the claims of the Company's creditors, including holders of the notes. The notes, therefore, are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. After giving pro forma effect to the Transactions, as of December 31, 2000, the Company's subsidiaries would have had approximately $201.5 million of indebtedness (other than the amounts outstanding under the credit facility and the senior notes and subordinated notes) and other liabilities outstanding. See "RISK FACTORS -- Because the notes rank below our senior secured and unsecured debt, you may not receive full payment on your notes" on page 10.

     In the event of any event of default with respect to any Designated Senior Indebtedness which may cause its maturity to be accelerated, upon written notice from holders of the Designated Senior Indebtedness, no payment of Subordinated Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with this Indenture) may be made by the Company with respect to the notes for a period of 180 days commencing on the date the written notice is received ("Payment Blockage Period"). Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. Notwithstanding anything to the contrary in the indenture, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Facility) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be the basis for a second Payment Blockage Period by the Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless the event of default has been cured or waived for a period of not less than 90 consecutive days.

     In the event that the Trustee or any holder of the notes receives a payment prohibited by the indenture on Subordinated Obligations, the payment shall be held in trust for the benefit of and paid or delivered to the holders of Senior Indebtedness, but only to the extent that the holders of the Senior Indebtedness notify the Trustee of the amounts then due and owing on the Senior Indebtedness.

     In connection with any dissolution, bankruptcy, insolvency or other proceedings, all amounts due or amounts which become due on all Senior Indebtedness will be paid in full, in cash or cash equivalents, before the holders of the notes shall be entitled to receive any payment on account of Subordinated Obligations.

     Upon the payment in full of all Senior Indebtedness in cash or cash equivalents, the holders of the notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company made on such Senior Indebtedness until the principal of, premium, if any, and interest on the notes shall be paid in full.

Certain Definitions Related to Indenture

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

     (1) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

     (2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

     (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

     (4)  any gains or losses (on an after-tax basis) attributable to Asset
Sales;

     (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries; and

     (6)  all extraordinary gains and extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany payables and receivables) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, other than licenses, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (1) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) after the Closing Date in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (1) all or any of the Capital Stock of any Restricted Subsidiary, (2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant or (d) sales or other dispositions of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Cash Equivalents" means (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition; (2) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and (3) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) and (2) above.

     "Change of Control" means such time as (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Permitted Holders, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such total voting power is more than WCAS' total voting power of the Voting Stock of the Company on a fully diluted basis; or (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the notes were originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income: (1) Consolidated Interest Expense, (2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets); (3) depreciation expense; (4) amortization expense; (5) for purposes of determining the Company's ability to Incur Indebtedness, non-recurring severance and transaction costs incurred in connection with any acquisition (including any Transaction) by the Company or its Restricted Subsidiaries; and (6) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) or increased (to the extent not otherwise increased in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income (whether positive or negative) attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and the net costs associated with Interest Rate Agreements) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Credit Facility" means the Credit Facility among the Company, Morgan Stanley Senior Funding, Inc. and certain other financial institutions party thereto, as such agreement, may be, in one or more agreements with one or more lending groups, amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, in whole or in part, from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing, including those that increase the amount available thereunder in accordance with the terms of the Indenture).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Facility, (ii) the senior notes, and (iii) any other Senior Indebtedness which, at the time of determination, has a principal amount outstanding of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that with respect to any transaction or series of related transactions having a value in excess of $10 million, such determination is made by disinterested members of the Board of Directors.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the Transactions and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

     (1)  all indebtedness of such Person for borrowed money;

     (2) all obligations of such Person evidenced by notes, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months (or one year in the case of earnouts for which the maximum non-contingent obligation does not exceed $25.0 million) after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

     (5) all Capitalized Lease Obligations;

     (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

     (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

     (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum net liability upon the occurrence of the contingency giving rise to the obligation, provided
(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Indebtedness to EBITDA Ratio" means, on any Transaction Date, the ratio of:

     (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

     (2) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the SEC or provided to the Trustee (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" by the Company or any Restricted Subsidiary in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Permitted Advances and advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, notes, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "MSDW" means Morgan Stanley Dean Witter & Co. and its affiliates.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

     (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

     (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days after the date such notice is mailed) (the "Payment Date");

     (3) that any note not tendered will continue to accrue interest pursuant to its terms;

     (4) that, unless the Company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

     (5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

     (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Payment Date, the Company shall (1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase notes pursuant to an Offer to Purchase.

     "Permitted Advances" means advances by the Company to the West Virginia PCS Alliance on and after the Closing Date in an aggregate amount not to exceed $104.0 million at any one time outstanding.

     "Permitted Holders" means WCAS and MSDW.

     "Permitted Investment" means:

     (1) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

     (2)  Temporary Cash Investments;

     (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

     (4) stock, obligations or securities received in satisfaction of judgments;

     (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

     (6) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

     (7) loans or advances to or guarantees of third-party loans or advances to employees of the Company or any Restricted Subsidiary in the normal course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

     (8) Strategic Telecommunications Investments made after the Closing Date in an aggregate amount not to exceed $11.25 million in the aggregate at any one time outstanding prior to the closing of the Company's acquisition of R&B Communications, Inc. (the "R&B Acquisition") and $15.0 million thereafter in the aggregate at any one time outstanding;

     (9) Notwithstanding (8) above, Strategic Telecommunications Investments, to the extent that the payment for such Strategic Telecommunications Investments consists of (i) Common Stock of the Company or (ii) proceeds of a sale of Common Stock of the Company received by the Company within 60 days of the making of such Investment;

     (10) Investments, the payment for which consists of (i) Qualified Capital Stock of the Company or (ii) the proceeds of a sale of Qualified Capital Stock of the Company received by the Company within 60 days of the making of such Investment, in an aggregate amount not to exceed $37.5 million at any one time outstanding prior to the closing of the R&B Acquisition and thereafter $50.0 million in the aggregate at any one time outstanding; and

     (11) Investments outstanding on the Closing Date or to be made as part of the Transactions, including without limitation, $7.5 million of investments in the RTFC to facilitate borrowings under the Credit Facility.

     "Permitted Liens" means:

     (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal notes, government contracts, performance and return-of-money notes and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

     (6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

     (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

     (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

     (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

     (12) Liens in favor of the Company or any Restricted Subsidiary;

     (13) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that do not give rise to an Event of Default;

     (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

     (18) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

     (19) Liens on receivables.

     "Preferred Share Documents" means, (1) the Securities Purchase Agreement dated as of July 11, 2000 among the Company, WCAS, and the other purchasers listed on the signature pages thereof (the "Purchasers"), with respect to the Series B Preferred Stock; (2) the Securities Purchase Agreement among the Company and the Purchasers, with respect to the Series C and Series D Preferred Stock; (3) the Shareholders Agreement among the Company and the Purchasers entered into at the closing of the sale of the Series B Preferred Stock; and (4) the Warrant Agreement among the Company and the Purchasers entered into at the closing of the sale of the Series B Preferred Stock.

     "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

     "Related Business" means any business related to, ancillary to, or complementary to, the ownership, development, operation or acquisition of communications systems or the provision of communications services, in each case as determined in good faith by the Board of Directors.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary, including, without limitation, the Virginia PCS Alliance and the West Virginia PCS Alliance (after such Alliances become Subsidiaries of the Company) so long as the Company has not designated either Alliance as an Unrestricted Subsidiary in the manner provided for herein.

     "Senior Indebtedness" means all obligations of the Company, whether for principal, premium if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under the United States Bankruptcy Code, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other amounts owing under or in respect of any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include (a) Indebtedness evidenced by the notes, (b) Indebtedness of the Company that is subordinate or junior in right of payment to any Indebtedness or general unsecured obligations of the Company, (c) Indebtedness of the Company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Indenture, (d) any liability for foreign, federal, provincial or local taxes or other taxes, owed or owing by the Company, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness that would constitute Senior Indebtedness but for this clause (e)) owed or owing by the Company, (f) amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company (other than WCAS) or any of such Affiliate's Subsidiaries, (h) Disqualified Capital Stock of the Company, (i) any guarantee of any subordinated Indebtedness or Pari Passu Indebtedness, (j) any amounts owing under leases (other than any Capitalized Lease Obligations) and any guarantee of such amounts, and (k) Indebtedness that, when incurred, is without recourse to the Company.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Telecommunications Investment" means the acquisition by the Company or any of its Restricted Subsidiaries of 50.0% or less of the Common Stock in a Related Business (1) over which the Company or its Restricted Subsidiaries exerts operational or managerial influence or (2) which provides services directly to the Company or its Restricted Subsidiaries; in each case, as determined in good faith by the Board of Directors (when such Investment is or exceeds $1.0 million) or as certified by an officer of the Company (when such Investment is below $1.0 million).

     "Subordinated Obligations" means the obligations of the Company under the notes.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following:

     (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

     (2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

     (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

     (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Transactions" means:

     (1) the issuance of the notes by the Company;

     (2) the issuance of the senior notes by the Company;

     (3) the repayment of indebtedness by the Company of the Alliances to the RTFC;

     (4) the sale and issuance by the Company to the Permitted Holders of an aggregate amount of $250.0 million of the Series B and Series C Preferred Stock (the "Preferred Shares");

     (5) the acquisition by the Company of certain licenses and assets held by PrimeCo PCS, L.P.;

     (6) the borrowings by the Company under the Credit Facility; and

     (7) the dispositions of assets of RSA6 and RSA5 in connection with the Richmond-Norfolk Acquisition.

     "Unrestricted Subsidiary" means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "WCAS" means Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. and their respective affiliates.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

Limitation on Indebtedness

     The Company may not, and may not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the notes, senior notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio is positive but (1) less than 7.0:1.0, if prior to August 15, 2004 and (2) less than 6.0:1.0, if on or after August 15, 2004.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

     (1) Indebtedness of the Company outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed $325.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

     (2) Indebtedness owed (A) to the Company or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

     (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause (3) if

         (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes;

          (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes; and

          (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

and provided, further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

     (4)  Indebtedness:

          (A) in respect of performance, surety or appeal notes provided in the ordinary course of business;

          (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

          (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety notes or performance notes securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

     (5) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the notes as described below under "Defeasance";

     (6) Guarantees of the senior notes, notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

     (7) Acquired Indebtedness; provided that the Indebtedness to EBITDA Ratio, after giving effect to such Incurrence on a pro forma basis, is no greater than such ratio prior to giving pro forma effect to such Incurrence;

     (8) The Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance the cost (including the cost of design, development, improvement, acquisition, construction, installation, transportation or integration) to acquire equipment, inventory or network assets, in an aggregate principal amount not to exceed $10.0 million in any fiscal year; provided that amounts not so Incurred in any year may be accumulated and Incurred by the Company or any of its Restricted Subsidiaries in any subsequent fiscal year; and provided further that the aggregate amount of Indebtedness that may be outstanding under this clause (8) at any one time shall not exceed $75.0 million;

     (9) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of:

         (A) the Net Cash Proceeds received by the Company, other than from MSDW and WCAS up to an aggregate amount of $112.5 million, from the issuance and sale of its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (3) or (4) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment, and

         (B) 80% of the fair market value of property (other than cash or cash equivalents) received by the Company after the Closing Date (other than with respect to the R&B Acquisition) from the sale of its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock to a person that is not a Subsidiary of the Company, to the extent such sale of Capital Stock has not been used pursuant to clause (3) or (4) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; provided that such Indebtedness Incurred pursuant to this clause (9) does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes; or

     10) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $15.0 million at any time prior to closing of the R&B Acquisition and $25.0 million thereafter, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Facility on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     Notwithstanding anything herein to the contrary, if the Company or any Restricted Subsidiary issues any security convertible into Indebtedness, the documents governing such security shall provide that unless the Incurrence of such Indebtedness would be permitted under this "Limitation on Indebtedness" covenant, such security may not be converted into Indebtedness.

Limitation on Restricted Payments

     The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the notes or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (1) a Default or Event of Default shall have occurred and be continuing;

          (2) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

          (3) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of:

          (A) the amount of (x) Consolidated EBITDA of the Company after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y)
2.0 times the aggregate Consolidated Interest Expense of the Company after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment treated as a single accounting period; plus

          (B) the aggregate Net Cash Proceeds and fair market value of property other than cash (to the extent not used to make a Permitted Investment), received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes); plus

          (C) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

     (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

     (3) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

     (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

     (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

     (6) Investments acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

     (7) any purchase or redemption of Disqualified Stock of the Company or any of its Restricted Subsidiaries made by or in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company;

     (8) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the provisions of the "Repurchase of Notes upon a Change of Control" covenant (including the purchase of any notes tendered), any purchase or redemption of subordinated obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued or unpaid interest; provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing;

     (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such options or Capital Stock represents a portion of the exercise price thereof; and

    (10) payments not to exceed $250,000 in the aggregate solely to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (4) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and
(4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of the Investment on the date made).

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company may not, and may not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (3) make loans or advances to the Company or any other Restricted Subsidiary or (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

     (1) existing on the Closing Date in the Credit Facility, the Indenture, the indenture governing the senior notes or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (2) existing under or by reason of applicable law;

     (3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole; or

     (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Company may not sell, and may not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

     (1) to the Company or a Wholly Owned Restricted Subsidiary;

     (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

     (4) the sale of Common Stock of Restricted Subsidiaries (other than Disqualified Stock), if the proceeds of such issuance and sale are applied in accordance with paragraphs 1(A) and 1(B) of the "Limitation on Asset Sales" covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company may not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the Indebtedness Incurred under the Credit Facility. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

     The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

     (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized firm having expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

     (2) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

     (3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

     (4) any payments or other transactions pursuant to any tax- sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

     (5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

     (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

     (7) any purchase of Capital Stock of Restricted Subsidiaries approved by a majority of the disinterested members of the Board of Directors; provided, however, that such purchases shall not be made from (i) WCAS, (ii) management of the Company or (iii) family members of management of the Company; or

     (8) payments by the Company or any of its Restricted Subsidiaries to WCAS pursuant to the terms of the Preferred Share Documents, as they exist on the Closing Date, between the Company and WCAS relating to the issuance, sale and purchase of the Preferred Shares.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (8) of this paragraph, (a) the aggregate amount of which exceeds $1.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

     The Company may not, and may not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to:

     (1) Liens existing on the Closing Date;

     (2) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

     (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

     (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

     (5) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

     (6)  Permitted Liens;

     (7) Liens securing obligations under the Credit Facility; or

     (8) Liens securing obligation under the senior notes.

Limitation on Sale-Leaseback Transactions

     The Company may not, and may not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (1) the lease is for a period, including renewal rights, of not in excess of three years; (2) the lease secures or relates to industrial revenue or pollution control notes; (3) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (4) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

Limitation on Asset Sales

     The Company may not, and may not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75.0% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

     In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the Trustee), then the Company shall or shall cause the relevant Restricted Subsidiary to:

     (1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets;

          (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

          (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing so to invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment; and

     (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

     The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause
(1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.

     Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit its Restricted Subsidiaries to engage in any Asset Sale with respect to licenses or plant, property and equipment used primarily by the Company or its Restricted Subsidiaries to provide PCS and having a fair market value in the aggregate in excess of $200.0 million.

Repurchase of Notes upon a Change of Control

     The Company must commence, within 30 days after the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     We cannot assure you that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

Events of Default

     The following events are defined as "Events of Default" in the Indenture:

     (a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

     (b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first four scheduled interest payments on the notes in a timely manner will constitute an Event of Default with no grace or cure period;

     (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

     (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

     (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

     (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

     (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all sums paid or advanced by the Trustee and the reasonable compensation, disbursements and advances of the Trustee, its agents and counsel, (B) all overdue interest on the notes, (C) the principal of and premium, if any, on any notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by the notes, and (D) to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate prescribed therefor by the notes, (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless: (1) the Holder gives the Trustee written notice of a continuing Event of Default;
(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company also is obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

SEC Reports and Reports to Holders

     The Indenture requires the Company, whether or not the Company is then required to file reports with the SEC, to file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject to the Exchange Act. The Company also is required to supply the Trustee and each Holder or to supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information within 15 days after the date it would have been required to file such reports or other information with the SEC had it been subject to such Sections. In addition, the Company is also required to comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

Consolidation, Merger and Sale of Assets

     The Company may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

     (1) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the notes and under the Indenture;

     (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (3) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and

     (4) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause
(3)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge

     The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

     (A) The Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes,

     (B) the Company has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law,

     (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and

     (D) if at such time the notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

     The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

     In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

     The Indenture may be amended, without the consent of any Holder, to: (1) cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders in any material respect; (2) comply with the provisions described under "--Consolidation, Merger and Sale of Assets"; (3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; (4) evidence and provide for the acceptance of appointment by a successor Trustee; (5) provide for uncertificated notes in addition to or in the place of certified notes; (6) add one or more subsidiary guarantees on the terms required by this Indenture; or (7) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder. Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (2) reduce the principal amount of, or premium, if any, or interest on, any Note, (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (5) waive a default in the payment of principal of, premium, if any, or interest on the notes; (6) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or (7) modify any of the provisions of this section, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without consent of the Holder of each outstanding note affected thereby.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Information Concerning the Trustee

     The Trustee is The Bank of New York, with office at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Administration ((212) ___- _____).

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     PROSPECTIVE HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

     The following represents the opinion of Hunton & Williams, counsel to the Company, with respect to certain material United States federal income tax consequences of the ownership and disposition of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). In addition, except as discussed below under the heading "Non-U.S. Holders," this summary addresses consequences only to beneficial owners ("Holders") that for United States federal income tax purposes are (i) citizens or residents of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust subject to primary supervision by a court in the United States and control by one or more United

States fiduciaries. Thus, the following does not address any tax consequences that apply specifically to nonresident aliens or foreign entities, except as discussed below under the heading "Non-U.S. Holders." Moreover, it does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, and persons who engage in a straddle or a hedge relating to a note. The following also assumes that a Holder will not make an election to treat all interest on a note as original issue discount pursuant to pertinent Treasury Regulations. This summary is based on existing law, which is subject to change at any time, possibly with retroactive effect.

Interest on the Notes

     Interest on a note generally will be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. In addition, special rules governing the treatment of original issue discount will apply to the notes, as described below, and consequently Holders of notes will be taxed on additional income as such discount accrues.

Original Issue Discount

     The notes were issued with original issue discount ("OID") within the meaning of Section 1273 of the Code because a portion of the $1,000 total issue price per unit of notes and warrants must be allocated to warrants, causing the issue price of a note to be less than its principal amount by more than a minimal amount. The Company has determined that, for each $1,000 principal amount of the notes, $128.42 of the total issue price is allocable to warrants, and $871.58 of the total issue price is allocable to notes. That allocation will be binding on each Holder, unless the Holder explicitly discloses that his allocation of issue price between a note and related warrant is different from that allocation. Unless otherwise provided by the Internal Revenue Service, such disclosure must be made on a statement attached to the Holder's timely filed federal income tax return for the taxable year in which the Holder acquired the note.

     The amount of OID on a note is the excess of the "stated redemption price at maturity" over the "issue price" of the note. The stated redemption price at maturity of a note is the total of all payments provided by the note excluding payments of qualified stated interest. The semiannual interest payments on the notes are qualified stated interest payments. Thus, the stated redemption price at maturity is the stated principal amount, and the amount of OID is $128.42 per $1,000 of principal amount. Holders of the notes (including Holders who are cash basis taxpayers) will include OID in income currently as interest as it accrues over the life of the notes under a formula based upon the semiannual compounding of interest at a rate that provides for a constant yield to maturity, which (based on the allocation of issue price to the notes) is 16.06%. Under this formula, Holders of the notes generally will have to include in gross income greater amounts of OID in each successive accrual period. As further described below, accrued OID generally must be included in income by subsequent as well as original Holders of the notes.

     In general, the amount of OID that a Holder of a note must include in income for a taxable year is the sum of the "daily portions" of OID on the note for all days during the taxable year that such Holder owns the note. Such daily portions are determined by allocating to each day in the accrual period a ratable portion of the OID allocable to that accrual period. An accrual period generally is each successive period that ends on February 15 or August 15. In the case of an initial Holder of an outstanding note, the amount of OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" of the note by its yield to maturity (based on compounding at the close of each accrual period). The adjusted issue price of a note at the beginning of any accrual period will be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of any payments (other than payments of qualified stated interest) made with respect to the note in all prior accrual periods. A subsequent Holder also will be required to include in gross income daily portions of OID with respect to the note. However, if a subsequent Holder acquires the note for an amount greater than the note's adjusted issue price (i.e., at an acquisition premium), the subsequent Holder's daily portions of OID with respect to the note will be reduced by an allocable portion of the amount by which the price paid by such Holder (up to the stated principal amount) exceeds the note's adjusted issue price.

     The Company is to provide annual information statements to certain noncorporate Holders and to the Internal Revenue Service stating the amount of OID determined to have accrued on the notes. A Holder that acquires a note at an acquisition premium must independently determine the amount of OID includable in income with respect to the note.

Sale or Retirement of Notes

     Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a note, a Holder will recognize gain or loss equal to the difference between the amount realized on the sale, retirement or other disposition and the Holder's adjusted tax basis in the note or part thereof. Any recognized gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" below). For these purposes, the amount realized does not include any amount received for accrued interest on a note, which will be taxable as interest income. A Holder's adjusted tax basis in a note acquired by purchase will equal the cost of the note to the Holder, increased by the amount of any accrued OID and market discount included in taxable income by the Holder with respect to the note and reduced by any amortized Section 171 premium (see "Amortizable Premium" below) and any prior payments (other than payments of qualified stated interest) on the note to the Holder. The redemption of only part of a note will require the allocation of the entire note's adjusted tax basis and adjusted issue price between the redeemed part and the part retained by the Holder in order to determine gain or loss and future accruals of OID.

Market Discount

     A purchaser of a note at a discount from the adjusted issue price of the note acquires the note with "market discount." However, market discount with respect to a note will be considered to be zero if the market discount is minimal, i.e., less than the product of (A) 0.25% of the adjusted issue price of the note multiplied by (B) the weighted average maturity of the note after the date of purchase. The purchaser of a note with more than a minimal amount of market discount generally will be required to treat any gain on the sale, (retirement, including redemption) or other disposition of all or part of the note as ordinary income to the extent of accrued (but not previously taxable) market discount. Market discount generally will accrue ratably during the period from the date of purchase to the maturity date of the note, unless the Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

     A Holder who has acquired a note at a market discount generally will be required to defer any interest deductions attributable to any indebtedness incurred or continued to purchase or carry the note, to the extent such deductions exceed interest and OID income on the note. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount is recognized. As an alternative to the inclusion of market discount in income upon disposition of a note, a Holder may make an election to include market discount in income as it accrues on all market discount instruments acquired by the Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

Amortizable Premium

     A purchaser of a note at a premium over the stated principal amount of the note (plus accrued interest) generally may elect to amortize the premium ("Section 171 premium") from the purchase date to the maturity date, under a constant yield method that reflects semiannual compounding. Amortized Section 171 premium generally will be treated as an offset to interest income on a note and not as a separate deduction. An election to amortize Section 171 premium generally may not be revoked and applies to all taxable notes owned by the Holder during or after the Holder's taxable year for which the election is made.

     Under certain circumstances, the amortization of Section 171 premium must be deferred if a note is acquired at a premium when the note subsequently may be redeemed at the Company's option for a redemption price exceeding the stated principal amount. If the Company's exercise of the redemption option would maximize the Holder's yield on the note, only the excess (if any) of the Section 171 premium over the redemption premium may be amortized before the optional redemption date, and that excess would be amortizable as if the redemption date were the maturity date of the note. The preceding principles would apply for each successive optional redemption price and date for which redemption of the note at the optional redemption price would maximize the Holder's yield on the note. Once the note ceased to be redeemable at a price that would maximize the Holder's yield, the remaining amount of Section 171 premium would be amortizable over the remaining term of the note to its maturity date.

     Section 171 premium does not include any acquisition premium attributable to the portion of a purchase price for a note that exceeds the adjusted issue price but not the stated principal amount of the note. As described above under "Original Issue Discount," such an acquisition premium reduces the amount of OID includable in the income of the Holder.

Non-U.S. Holders

     A Non-U.S. Holder is a beneficial owner of a note who is treated as a foreign person for United States federal income tax purposes.

     This paragraph deals only with Non-U.S.  Holders that own or dispose of a note in connection with the conduct of a trade or business in the United States. Such a Non-U.S. Holder generally will be subject to the same United States federal income tax consequences as United States persons, except as may otherwise be provided by an applicable tax treaty. In addition, such a Non-U.S. Holder must provide a properly completed IRS Form W-ECI to the Company or other payor of payments on any note held by the Non-U.S. Holder, in order to claim an exemption from United States federal withholding tax on payments on the note.

     The following paragraphs deal with Non-U.S. Holders that do not own or dispose of a note in connection with the conduct of a trade or business in the United States.

     Payments of principal or interest, including OID, on a note to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if:

     . the Non-U.S. Holder is not a bank that receives payments on the note through an extension of credit pursuant to an agreement entered into in the ordinary course of its business;

     . the Non-U.S. Holder does not actually or constructively own at least 10% of the total combined voting power of all classes of the Company's voting stock;

     . the Non-U.S. Holder is not a "controlled foreign corporation" that is related to the Company through stock ownership; and

     . the Non-U.S. Holder certifies to the payor that it is a Non-U.S. Holder and provides its name and address to the payor (or a securities clearing organization, bank, or other financial institution that holds securities for customers in the ordinary course of its business and holds the note on behalf of the Non-U.S. Holder certifies to the payor that it has received the required certificate from the Non-U.S. Holder and furnishes a copy of the certificate to the payor).

Payments of interest, including OID, to a Non-U.S. Holder that fails to satisfy any of the preceding conditions generally will be subject to United States federal withholding tax of 30% (or 31% if the last condition is not satisfied), unless an applicable tax treaty provides an exemption from or reduction in withholding tax and the Non-U.S. Holder provides appropriate documentation to claim entitlement to the treaty benefit.

     Gain realized on the sale, retirement (including redemption), or other disposition of a note held by a Non-U.S. Holder will not be subject to United States federal income tax, unless the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the year in which the disposition occurs (and certain other conditions are met) or the Non-U.S. Holder is subject to certain provisions of the Code that apply to United States expatriates. Payments of proceeds of the sale or other disposition of a note to or through the office of a broker may be subject to United States information reporting and, in the case of a United States office, backup withholding tax unless the broker has appropriate documentation establishing that, among other things, the beneficial owner is a Non-U.S. Holder.

     A note held by an individual who is not a citizen or resident of the United States generally will not be subject to United States federal estate tax. If, however, the individual actually or constructively owns at least 10% of the voting power of all classes of the Company's voting stock or if interest on the note is effectively connected with the conduct of a trade or business in the United States, the note may be subject to United States federal estate tax absent an exemption under an applicable tax treaty.

Backup Withholding

     A Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include interest payments and principal payments on the notes.

     The preceding federal income tax discussion may not be applicable to a Holder, depending upon a Holder's particular situation, and therefore each Holder should consult his tax advisor about the tax consequences of the ownership and disposition of notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law.

                            SELLING SECURITYHOLDER

     LTSE Holdings Corporation (the "Selling Securityholder") has reported to us beneficial ownership of the $95,000,000 aggregate principal amount at maturity of notes. The notes offered by this prospectus may be offered from time to time by the Selling Securityholder.

     The Selling Securityholder purchased the notes in the July 26, 2000 private placement. In the private placement, the Selling Securityholder purchased $95,000,000 aggregate principal amount at maturity of notes from us. The Selling Securityholder expects to sell all of the $95,000,000 aggregate principal amount at maturity of notes that are owned by it.

     In the private placement, WCAS Capital Partners III, L.P., an affiliate of the Selling Securityholder, received warrants entitling it to purchase an aggregate of 300,000 shares of our common stock at $0.01 per share.

     On July 11, 2000, Welsh Carson Anderson & Stowe, VIII, L.P., an affiliate of Selling Securityholder ("WCAS VIII"), purchased 100,000 shares of our Series B preferred stock for $100.0 million. The Series B preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of our common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the Series B preferred stock, we issued to WCAS VIII and Morgan Stanley Equity Funding, Inc. ("Morgan Stanley") warrants to purchase 500,000 shares of our common stock at an exercise price of $50.00 per share.

     WCAS VIII and Welsh Carson Anderson & Stowe, IX, L.P. also purchased 55,022 shares of Series C preferred stock for $55.0 million and 69,978 shares of Series D preferred stock for $70.0 million. The Series D preferred stock automatically converted into shares of Series C preferred stock upon our shareholders' approval of the modification to various terms of the preferred stock on December 4, 2000. The Series C preferred stock is entitled to receive dividends at an annual rate of 5.5% of the stated value and is convertible into shares of common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $45.00.

     The holders of Series B preferred stock are entitled to elect in the aggregate two of our directors. WCAS VIII has agreed with us that it will elect one director until such time as Federal Communications Commission regulations would permit WCAS to control the election of more than 14.9% of our directors. Also, as long as the Series B preferred stock is outstanding, we will have no more than 11 directors on our board unless WCAS otherwise agrees.

     The holders of the Series B and Series C preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. WCAS has agreed with the company not to vote more than 14.9% of the votes entitled to be cast by all holders of voting securities, until such time as Federal Communications Commission regulations would permit full voting rights. WCAS has granted to Morgan Stanley, the other holder of the Series B and Series C preferred stock, a proxy to cast WCAS' votes in excess of 14.9%, except that Morgan Stanley will not cast more than 9.9% of the votes entitled to be cast. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast and that are not voted by Morgan Stanley pursuant to this proxy, will be voted proportionately with the votes cast by our public shareholders.

     In connection with these investments, we have paid all of the reasonable out-of-pocket expenses of WCAS.

                             PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the notes offered hereby. The notes may be sold from time to time to purchasers directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer the notes through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholder and/or the purchasers of the notes for whom it may act as an agent. The Selling Securityholder and any such underwriters, dealers or agents that participate in the distribution of notes may be deemed to be underwriters, and any profit on the sale of notes by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of notes is made, if required, a prospectus supplement will be distributed which will set forth the aggregate amount at maturity of the notes being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting dealers.

     The prospectus supplement and, if necessary, a post-effective amendment to this registration statement of which this prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the notes.

     The notes may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholder or by agreement between the Selling Securityholder and underwriters or dealers who may receive fees or commissions in connection therewith.

     Pursuant to a registration rights agreement entered into between us and the Selling Securityholder on July 26, 2000, we agreed to pay substantially all of the expenses incident to the registration and offering of the notes other than underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the notes by the Selling Securityholder. Pursuant to the registration rights agreement, the Selling Securityholder and any underwriter they may utilize will be indemnified by us against certain civil liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the notes, including the validity of the notes, will be passed upon by us for Hunton & Williams, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of NTELOS as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of the West Virginia PCS Alliance as of December 31, 2000 and 1999 and for each of three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of the Virginia PCS Alliance as of December 31, 1999 and 1998 and for each of three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of R&B Communications, Inc. as of December 31, 2000 and 1999 and for the years then ended incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

     The financial statements of PrimeCo Personal Communications, L.P. Richmond Major Trading Area as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference to the prospectus filed pursuant to Rule 424(b) by NTELOS (formerly CFW Communications Company) on November 9, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Registration and Distribution.

     The following is a reasonable itemized statement of all expenses in connection with the registration and distribution of the notes, other than transfer taxes. No portion of these expenses is to be borne by the Selling
Securityholder:

               Registration Fee.........................      $23,750
               Legal Fees and Expenses..................      $25,000
               Accounting Fees and Expenses.............      $25,000
               Miscellaneous............................      $10,000
                                                            ---------
                  Total.................................      $83,750
                                                            =========


Item 15.  Indemnification of Directors and Officers.

     The Virginia Stock Corporation Act permits, and the registrant's Bylaws require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act.

     Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the registrant shall be liable to the registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the registrant or brought by or on behalf of stockholders of the registrant, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NTELOS pursuant to the foregoing provisions, or otherwise, NTELOS has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NTELOS of expenses incurred or paid by a director, officer or controlling person of NTELOS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NTELOS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 16.  Exhibits.

      Exhibit
       Number         Description
       ------         -----------
        1.1*          Purchase Agreement, dated as of July 21, 2000, by and
                      among WCAS Capital Partners III, L.P., LTSE Holdings
                      Corporation and NTELOS Inc. (formerly CFW Communications
                      Company)

        4.1*          13.5% Subordinated Note due 2011, dated as of July 26,
                      2000

        4.2 Indenture, dated as of July 26, 2000, by and among the Registrant and the Bank of New York. (Incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on August 4, 2000.)

        4.3 Registration Rights Agreement, dated as of July 26, 2000, by and among the Registrant and the LTSE Holdings Company. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.)

        5.1* Opinion of Hunton & Williams regarding the legality of the securities being registered

         12*          Computation of Earnings to Fixed Charges

       23.1*          Consent of Hunton & Williams (included in Exhibit 5.1)

       23.2*          Consent of McGladrey & Pullen LLP

       23.3*          Consent of PricewaterhouseCoopers LLP

       24.1* Power of Attorney (included on the signature page of this Registration Statement)

       25.1* Statement of Eligibility and Qualification on Form T-1 of the Bank of New York, as Trustee under the Indenture

  _______________

        * Filed herewith.

Item 17.  Undertakings.

       (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                 (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Waynesboro, Commonwealth of Virginia, on April 25, 2001.



                                     NTELOS Inc.
                                     a Virginia corporation
                                     (Registrant)


                                     By: /s/ James S. Quarforth
                                         ------------------------
                                         James S. Quarforth
                                         Chief Executive Officer
                                         (Principal Executive Officer)

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each of the directors and/or officers of NTELOS Inc. whose signature appears below hereby appoints Michael B. Moneymaker and David M. Carter, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable NTELOS Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

             Signature                                          Title                                Date
             ---------                                          -----                                ----
/s/ James S. Quarforth                           Chief Executive Officer and Director            April 25, 2001
-------------------------------------------      (Principal Executive Officer)
James S. Quarforth

/s/ Michael B. Moneymaker                        Chief Financial Officer                         April 25, 2001
-------------------------------------------      (Principal Financial and Accounting Officer)
Michael B. Moneymaker

/s/ J. Allen Layman                              Chairman of the Board and President             April 25, 2001
-------------------------------------------
J. Allen Layman

/s/ Phyllis H. Arnold                            Director                                        April 25, 2001
-------------------------------------------
Phyllis H. Arnold

/s/ Anthony J. de Nicola                         Director                                        April 25, 2001
-------------------------------------------
Anthony J. de Nicola

/s/ William W. Gibbs, V                          Director                                        April 25, 2001
-------------------------------------------
William W. Gibbs, V

/s/ A. William Hamill                            Director                                        April 25, 2001
-------------------------------------------
A. William Hamill

/s/ C. Wilson McNeely, III                       Director                                        April 25, 2001
-------------------------------------------
C. Wilson McNeely, III

/s/ John B. Mitchell, Sr.                        Director                                        April 25, 2001
-------------------------------------------
John B. Mitchell, Sr.

/s/ John N. Neff                                 Director                                        April 25, 2001
-------------------------------------------
John N. Neff

/s/ Carl A. Rosberg                              Director                                        April 25, 2001
-------------------------------------------
Carl A. Rosberg

/s/ John B. Williamson, III                      Director                                        April 25, 2001
-------------------------------------------
John B. Williamson, III

                                 EXHIBIT INDEX

      Exhibit
       Number         Description
       ------         -----------

        1.1* Purchase Agreement, dated as of July 21, 2000, by and among WCAS Capital Partners III, L.P., LTSE Holdings Corporation and NTELOS Inc. (formerly CFW Communications Company)

        4.1*          13.5% Subordinated Note due 2011, dated as of July 26,
                      2000

        4.2 Indenture, dated as of July 26, 2000, by and among the Registrant and the Bank of New York. (Incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on August 4, 2000.)

        4.3 Registration Rights Agreement, dated as of July 26, 2000, by and among the Registrant and the LTSE Holdings Company. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.)

        5.1* Opinion of Hunton & Williams regarding the legality of the securities being registered

         12*          Computation of Earnings to Fixed Charges

       23.1*          Consent of Hunton & Williams (included in Exhibit 5.1)

       23.2*          Consent of McGladrey & Pullen LLP

       23.3*          Consent of PricewaterhouseCoopers LLP

       24.1* Power of Attorney (included on the signature page of this Registration Statement)

       25.1* Statement of Eligibility and Qualification on Form T-1 of the Bank of New York, as Trustee under the Indenture

  _______________
      * Filed herewith.